UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CuRRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2018

SMART GLOBAL HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-38102	98-1013909
(State of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

c/o Maples Corporate Services Limited P.O. Box 309 Ugland House Grand Cayman		KY1 -1104 Cayman Islands (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 623-1231

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events

On April 3, 2018, investment funds affiliated with Silver Lake Partners and Silver Lake Sumeru (the “Silver Lake Investors”) agreed to sell 2,000,000 ordinary shares of SMART Global Holdings, Inc. (“SMART”) in a private transaction without registration under the Securities Act of 1933, as amended, pursuant to Rule 144 thereunder (the “Sale”).

Prior to the completion of the Sale, the Silver Lake Investors controlled approximately 50.9% of the voting power of SMART’s outstanding ordinary shares and have controlled a majority of such voting power since SMART’s initial public offering (“IPO”). SMART has accordingly relied on the “controlled company” exemption under the corporate governance rules of The Nasdaq Global Select Market (“Nasdaq”). As a result of the Sale, the Silver Lake Investors now control approximately 41.9% of such voting power, and SMART no longer satisfies the test to be considered a “controlled company”. SMART intends to take the actions necessary to comply with Nasdaq corporate governance rules on the timeline required by such rules for companies that transition out of “controlled company” status.

SMART’s board of directors has determined that each of the members of its audit and compensation committees are currently independent in compliance with Nasdaq requirements. In addition, SMART’s board has determined that one of the three members of its nominating and corporate governance committee and three of the nine members of the board are independent under Nasdaq standards. SMART will be required to have a majority of independent directors on the nominating and corporate governance committee within 90 days of the Sale and a fully independent nominating and corporate governance committee and a majority independent board of directors within one year of the Sale.

While the Silver Lake Investors will no longer control more than 50% of the voting power of SMART’s ordinary shares, they will continue to retain certain governance rights pursuant to SMART’s Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”) and pursuant to the Amended and Restated Sponsor Shareholders Agreement dated as of May 30, 2017, among SMART, the Silver Lake Investors and certain other SMART shareholders (the “Sponsor Shareholders Agreement”).

The Memorandum and Articles provide that, for so long as the Silver Lake Investors collectively own at least 40% of SMART’s outstanding shares, the Silver Lake Investors will be able to request an extraordinary meeting of shareholders and certain actions will continue to be available to SMART’s shareholders upon the affirmative vote of a majority of SMART’s outstanding ordinary shares, including removing directors with or without cause, increasing the size of the board, and filling vacancies on the board.

Under the Sponsor Shareholders Agreement, the Silver Lake Investors will continue to be entitled to nominate members of SMART’s board of directors as follows: so long as the Silver Lake Investors own, in the aggregate, (i) at least 35% of the ordinary shares that were outstanding immediately following the consummation of the IPO, they will be entitled to nominate four directors, (ii) less than 35% but at least 20% of the ordinary shares that were outstanding immediately following the consummation of the IPO, they will be entitled to nominate three directors, (iii) less than 20% but at least 10% of the ordinary shares that were outstanding immediately following the consummation of the IPO, they will be entitled to nominate two directors, (iv) less than 10% but at least 5% of the ordinary shares that were outstanding immediately following the consummation of the IPO, they will be entitled to nominate one director, and (v) less than 5% of the ordinary shares that were outstanding immediately following the consummation of the IPO, they will not be entitled to nominate any directors. The Sponsor Shareholders Agreement also provides that, for so long as the Silver Lake Investors collectively own ordinary shares in an amount equal to or greater than 25% of the ordinary shares that were outstanding immediately following the IPO, their consent will be required for certain corporate actions such as change in control transactions, acquisitions with a value in excess of $5 million and any material change in the nature of the business conducted by SMART or its subsidiaries. As a result of the Sale, the Silver Lake Investors own approximately 43% of SMART’s ordinary shares that were outstanding immediately following the consummation of the IPO.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SMART Global Holdings, Inc.

By:	/s/ Bruce Goldberg
	Name:	Bruce Goldberg
	Title:	Vice President, Chief Legal Officer and Chief Compliance Officer

April 6, 2018